SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B),
        (C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2

                               (AMENDMENT NO. 1)*

                          Memory Pharmaceuticals Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    5860R403
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
                 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]    Rule 13d-1(b)
|X|    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Oxford Bioscience Partners II L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             2,546,071 shares
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Oxford Bioscience Partners (Adjunct) II L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

   NUMBER OF               0 shares
    SHARES       ---------------------------------------------------------------
  BENEFICIALLY   6  SHARED VOTING POWER
    OWNED BY
      EACH                 2,546,071 shares
   REPORTING     ---------------------------------------------------------------
    PERSON       7  SOLE DISPOSITIVE POWER
     WITH
                           0 SHARES
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                               [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Oxford Bioscience Partners (GS-Adjunct) II L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF   -----------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                 2,546,071 shares
      EACH     -----------------------------------------------------------------
    REPORTING     7  SOLE DISPOSITIVE POWER
     PERSON
     WITH                0 shares
               -----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                        [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Oxford Bioscience Partners II (Annex) L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               2,546,071 shares
      EACH        --------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                 0 shares
                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                        [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           OBP Management II L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
   NUMBER OF      --------------------------------------------------------------
     SHARES       6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               2,546,071 shares
     EACH         --------------------------------------------------------------
   REPORTING      7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                  0 shares
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                           [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Oxford Bioscience Partners (Bermuda) II Limited Partnership
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             2,546,071 shares
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
      WITH       ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                        [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           OBP Management (Bermuda) II Limited Partnership
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             2,546,071 shares
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
      WITH       ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                       [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           OBP Management (Bermuda) II Ltd.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                  --------------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             2,546,071 shares
    OWNED BY      --------------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                0 shares
      WITH        --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,546,071 shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [ ]
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------
NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edmund M. Olivier
-----------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
-----------------------------------------------------------------------------
SEC USE ONLY

-----------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-----------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                        0 shares
                  -----------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY          2,546,071 shares
    OWNED BY      -----------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON             0 shares
      WITH        -----------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                        2,546,071 shares
-----------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,546,071 shares
-----------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)
                                                                          [ ]
-----------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.8%
-----------------------------------------------------------------------------
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Cornelius T. Ryan
-----------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
-----------------------------------------------------------------------------
SEC USE ONLY

-----------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-----------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                  -----------------------------------------------------------
   NUMBER OF      6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY             2,546,071 shares
    OWNED BY      -----------------------------------------------------------
      EACH        7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0 shares
      WITH        -----------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           2,546,071 shares
-----------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,546,071 shares

-----------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [ ]
-----------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.8%
-----------------------------------------------------------------------------
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
-----------------------------------------------------------------------------

                                  SCHEDULE 13G


ITEM 1(A). NAME OF ISSUER: The name of the issuer is Memory Pharmaceuticals Corp. (the "Issuer").

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: The Issuer's principal executive offices is 100 Philips Parkway, Montvale, New Jersey 07645.

ITEM 2(A).  NAME OF PERSON FILING

      This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners II L.P. ("OBP II"), a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II L.P. ("OBP Adjunct II"), a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II L.P. ("OBP GS-Adjunct II"), a Delaware limited partnership; (iv) Oxford Bioscience Partners II (Annex) L.P. ("OBP Annex II"), a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership ("OBP Bermuda II"), a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership ("OBP Management Bermuda II"), a Bermuda limited partnership, the general partner of OBP Bermuda II; (vii) OBP Management (Bermuda) II Ltd. ("OBP Bermuda II Ltd."), the corporate general partner of OBP Management Bermuda II;
(viii) OBP Management II L.P. ("OBP Management II"), a Delaware limited partnership, the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II; (ix) Edmund M. Olivier ("Olivier"), a general partner of OBP Management II and OBP Mangement Bermuda II; and (x) Cornelius T. Ryan ("Ryan"), a general partner of OBP Management II and OBP Mangement Bermuda II. Collectively, all of the above listed entities and persons are referred to as the "Reporting Persons."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address for all Reporting Persons with the exception of Olivier is 222 Berkeley Street, Boston, MA 02116. Olivier's address is 650 Town Center Drive, Costa Mesa, CA 92626.

ITEM 2(C). CITIZENSHIP: Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II and OBP Management II is a limited partnership organized under the laws of the State of Delaware. Each of OBP Bermuda II and OBP Management Bermuda II is a Bermuda limited partnership. OBP Bermuda II Ltd. is a Bermuda company. Each of Olivier and Ryan is a United States citizen.


ITEM 2(D).     TITLE OF CLASS OF SECURITIES:  Common Stock

ITEM 2(E).     CUSIP NUMBER:  58606R403

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

       (a)[ ] Broker or dealer registered under section 15 of the Exchange Act.
       (b)[ ] Bank as defined in section 3(a)(6) of the Exchange Act.
       (c)[ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.
       (d)[ ] Investment company registered under section 8 of the Investment Company Act.
       (e)[ ] An investment adviser in accordance with Rule13d-1(b)(1)(ii)(E);
       (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
       (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
       (j)[ ] Group, in accordance with Rule13d-1(b)(1)(ii)(J).

       Not applicable.

ITEM 4.    OWNERSHIP

           (a) Amount Beneficially Owned: As of December 31, 2005, each of the following is the owner of record of the number of shares, or options to purchase the number of shares of Common Stock set forth next to his, her or its name:

               OBP II:                      357,715 Shares
               OBP Adjunct II:              100,306 Shares
               OBP GS-Adjunct II:           352,679 Shares
               OBP Annex II:                1,467,527 Shares
               OBP Management II:           0 Shares
               OBP Bermuda II:              267,844 Shares
               OBP Management Bermuda II:   0 Shares
               OBP Bermuda II Ltd.:         0 Shares
               Mr. Olivier:                 0 Shares
               Mr. Ryan:                    0 Shares

           By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. OBP Management II (as the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II and OBP Bermuda II. OBP Bermuda II Ltd., as the corporate general partner of OBP Management Bermuda II, may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II and OBP Bermuda II. Ryan and Olivier are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II, and OBP Management Bermuda II, the general partner of OBP Bermuda
           II. Therefore, each of Ryan and Olivier, general partners of OBP Management II and OBP Management Bermuda II, may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II and OBP Bermuda II.

           (b) Percent of Class:

               OBP II:                      6.8%
               OBP Adjunct II:              6.8%
               OBP GS-Adjunct II:           6.8%
               OBP Annex II                 6.8%
               OBP Management II:           6.8%
               OBP Bermuda II:              6.8%

               OBP Management Bermuda II:   6.8%
               OBP Bermuda II Ltd.:         6.8%
               Mr. Olivier:                 6.8%
               Mr. Ryan:                    6.8%

           The foregoing percentages are calculated based on the 37,272,664 shares of Common Stock reported to be outstanding as of November 10, 2005 in the Quarterly Report on Form 10-Q of Memory Pharmaceuticals Corp. for the quarter ended September 30, 2005, as adjusted pursuant to Rule 13d-3(d)(1) of the Act.

           (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

               OBP II:                      0 Shares
               OBP Adjunct II:              0 Shares
               OBP GS-Adjunct II:           0 Shares
               OBP Annex II                 0 Shares
               OBP Management II:           0 Shares
               OBP Bermuda II:              0 Shares
               OBP Management Bermuda II:   0 Shares
               OBP Bermuda II Ltd.:         0 Shares
               Mr. Olivier:                 0 Shares
               Mr. Ryan:                    0 Shares

               (ii) shared power to vote or to direct the vote:

               OBP II:                      2,546,071 Shares
               OBP Adjunct II:              2,546,071 Shares
               OBP GS-Adjunct II:           2,546,071 Shares
               OBP Annex II                 2,546,071 Shares
               OBP Management II:           2,546,071 Shares
               OBP Bermuda II:              2,546,071 Shares
               OBP Management Bermuda II:   2,546,071 Shares
               OBP Bermuda II Ltd.:         2,546,071 Shares
               Mr. Olivier:                 2,546,071 Shares
               Mr. Ryan:                    2,546,071 Shares

               (iii) sole power to dispose or to direct the disposition of:

               OBP II:                      0 Shares
               OBP Adjunct II:              0 Shares
               OBP GS-Adjunct II:           0 Shares
               OBP Annex II                 0 Shares
               OBP Management II:           0 Shares
               OBP Bermuda II:              0 Shares
               OBP Management Bermuda II:   0 Shares
               OBP Bermuda II Ltd.:         0 Shares
               Mr. Olivier:                 0 Shares
               Mr. Ryan:                    0 Shares

               (iv) shared power to dispose or to direct the disposition of:

               OBP II:                      2,546,071 Shares
               OBP Adjunct II:              2,546,071 Shares
               OBP GS-Adjunct II:           2,546,071 Shares
               OBP Annex II                 2,546,071 Shares
               OBP Management II:           2,546,071 Shares
               OBP Bermuda II:              2,546,071 Shares
               OBP Management Bermuda II:   2,546,071 Shares
               OBP Bermuda II Ltd.:         2,546,071 Shares
               Mr. Olivier:                 2,546,071 Shares
               Mr. Ryan:                    2,546,071 Shares

           Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Memory Pharmaceuticals Corp., except for the shares, if any, such Reporting Person holds of record.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d 1(b)(ii)(J) of the Act.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.    CERTIFICATION

        By signing below each of the Reporting Persons certify that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as EXHIBIT 1.

Dated:  February 14, 2006

                               OXFORD BIOSCIENCE PARTNERS II L.P.

                               By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                     Jonathan J. Fleming
                                     General Partner


                               OXFORD BIOSCIENCE PARTNERS
                                  (ADJUNCT) II L.P.

                               By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                       Jonathan J. Fleming
                                       General Partner

                               OXFORD BIOSCIENCE PARTNERS
                                (GS - ADJUNCT) II L.P.

                               By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                       Jonathan J. Fleming
                                       General Partner

                               OXFORD BIOSCIENCE PARTNERS
                                II (Annex) L.P.

                               By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                              OBP MANAGEMENT II L.P.


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner


                               OXFORD BIOSCIENCE PARTNERS
                                  (BERMUDA) II LIMITED PARTNERSHIP

                               By: OBP Management (Bermuda) II Limited
                                   Partnership, its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                               OBP MANAGEMENT (BERMUDA) II
                                  LIMITED PARTNERSHIP


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                               OBP MANAGEMENT (BERMUDA) II LTD.


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                                *
                               ---------------------------------
                               Edmund M. Olivier


                                                *
                               ---------------------------------
                               Cornelius T. Ryan


*By: /s/ Raymond Charest
    -----------------------------
    Raymond Charest as Attorney-in-Fact


This Schedule 13G was executed by Raymond Charest pursuant to the Power of Attorney attached hereto as Exhibit 2.

                                                                  EXHIBIT 1


                                    AGREEMENT


      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Memory Pharmaceuticals Corp.


Dated:  February 14, 2006

                                OXFORD BIOSCIENCE PARTNERS II L.P.

                                By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                OXFORD BIOSCIENCE PARTNERS
                                   (ADJUNCT) II L.P.

                                By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                OXFORD BIOSCIENCE PARTNERS
                                   (GS - ADJUNCT) II L.P.

                                By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                OXFORD BIOSCIENCE PARTNERS
                                 II (Annex) L.P.

                                By:  OBP Management II L.P., its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                               OBP MANAGEMENT II L.P.


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                OXFORD BIOSCIENCE PARTNERS
                                   (BERMUDA) II LIMITED PARTNERSHIP

                                By: OBP Management (Bermuda) II Limited
                                    Partnership, its general partner


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                OBP MANAGEMENT (BERMUDA) II
                                   LIMITED PARTNERSHIP


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner

                                OBP MANAGEMENT (BERMUDA) II LTD.


                                   By:          *
                                      ---------------------------
                                      Jonathan J. Fleming
                                      General Partner


                                                *
                                ---------------------------------------
                                Edmund M. Olivier


                                                *
                                ---------------------------------------
                                Cornelius T. Ryan


*By: /s/ Raymond Charest
    ------------------------------
    Raymond Charest as Attorney-in-Fact


This Schedule 13G was executed by Raymond Charest pursuant to the Power of Attorney attached hereto as Exhibit 2.

                                                                  EXHIBIT 2

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan J. Fleming, Edward Olivier, Corneilius Ryan, Alan G. Walton and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Oxford Bioscience Partners II L.P., Oxford Bioscience Partners (Bermuda) II Limited Partnership, Oxford Bioscience Partners (Adjunct) II L.P., Oxford Bioscience Partners II (Annex) L.P., pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of September, 2005.

                        OXFORD BIOSCIENCE PARTNERS II L.P.
                        by its General Partner, OBP MANAGEMENT II L.P.

                        By: /S/ JONATHAN J. FLEMING
                            ------------------------
                        Name:  Jonathan J. Fleming
                        Title:  General Partner

                        OXFORD BIOSCIENCE PARTNERS (BERMUDA) II
                        LIMITED PARTNERSHIP
                        By its General Partner, OBP MANAGEMENT II L.P.

                        By: /S/ JONATHAN J. FLEMING
                            -----------------------
                        Name:  Jonathan J. Fleming
                        Title:  General Partner

                        OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II
                        L.P.
                        By its General Partner, OBP MANAGEMENT II L.P.

                        By: /S/ JONATHAN J. FLEMING
                            -----------------------
                        Name:  Jonathan J. Fleming
                        Title:  General Partner

                        OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II
                        L.P.
                        By its General Partner, OBP MANAGEMENT II L.P.

                        By: /S/ JONATHAN J. FLEMING
                            -----------------------
                        Name:  Jonathan J. Fleming
                        Title:  General Partner


                        OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.
                        By its General Partner, OBP MANAGEMENT II L.P.

                        By: /S/ JONATHAN J. FLEMING
                            -----------------------
                        Name:  Jonathan J. Fleming
                        Title:  General Partner


                        OBP MANAGEMENT II L.P.

                        By: /S/ JONATHAN J. FLEMING
                            -----------------------
                        Name: Jonathan J. Fleming
                        Title:  General Partner


                        By: /S/ EDWARD OLIVIER
                            -----------------------
                        Name: Edward Olivier
                        Title: General Partner


                        By: /S/ CORNEILIUS RYAN
                            ----------------------
                        Name: Corneilius Ryan
                        Title: General Partner


                        By: /S/ ALAN G. WALTON
                            ----------------------
                        Name: Alan G. Walton
                        Title: General Partner